UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2019

Eloxx Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31326	84-1368850
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

950 Winter Street Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 577-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 30, 2019, Eloxx Pharmaceuticals, Inc. (the “Company”) entered into a Loan and Security Agreement, dated as of January 30, 2019 (the “Loan Agreement”), by and among (i) Silicon Valley Bank, a California corporation (“SVB”), in its capacity as administrative agent, collateral agent, and a lender, (ii) WestRiver Innovation Lending Fund VIII, L.P., a Delaware limited partnership (“WestRiver,” and, together with SVB, the “Lenders”), as a lender, (iii) the Company, as a borrower, and (iv) Eloxx Pharmaceuticals Ltd., an Israeli company and wholly-owned subsidiary of the Company (the “ISR Subsidiary”), as a co-borrower.

Pursuant to the terms and conditions of the Loan Agreement, the Lenders agreed to extend term loans to the Company in an aggregate principal amount of up to $25,000,000, comprised of (i) one Term A loan advance of $15,000,000 and (ii) one Term B loan advance of $10,000,000 (collectively, the “Term Loan Advances”). The Term A loan advance was funded on the date of the Loan Agreement. The Term B loan advance is available at the Company’s election after the occurrence of certain milestone events relating to data from the Company’s clinical trials and receipt by the Company of certain minimum cash proceeds from an additional equity offering. The Term B loan advance will remain available for funding until December 31, 2019.

As security for its obligations under the Loan Agreement, each of the Company and the ISR Subsidiary granted SVB as collateral agent, for the benefit of the Lenders, a continuing security interest in substantially all of the assets of the Company and the ISR Subsidiary, respectively, other than intellectual property.

Any outstanding principal on the Term Loan Advances will accrue interest at a floating rate equal to the greater of (i) 5.25% per annum and (ii) the sum of 2.50% plus the prime rate, as published in the Wall Street Journal. Interest payments are payable monthly following the funding of a Term Loan Advance. The Company and ISR Subsidiary will be required to make principal payments on the outstanding balance of the Term Loan Advances commencing on February 1, 2020 (the “Term Loan Amortization Date”) in 36 equal monthly instalments, plus interest; provided that if the Company has achieved the milestones described above relating to the availability of the Term B loan advance on or prior to December 31, 2019, then the Term Loan Amortization Date is automatically extended to February 1, 2021. Any amounts outstanding under the Term Loan Advances, if not repaid sooner, are due and payable on January 1, 2023 (the “Maturity Date”).

The Company may prepay the outstanding principal amount of the Term Loan Advances at any time (in whole, but not in part), plus accrued and unpaid interest and a prepayment premium equal to (i) 3% of the principal amount outstanding if prepaid on or prior to the 1st anniversary of the date of Loan Agreement, (ii) 2% of the principal amount outstanding if prepaid after the 1st anniversary the date of Loan Agreement but on or prior to the 2nd anniversary of the date of Loan Agreement, and (iii) 1% of the principal amount outstanding if prepaid after the 2nd anniversary of the date of Loan Agreement but on or prior to the Maturity Date.

The Loan Agreement contains customary affirmative and negative covenants which, among other things, limit the Company’s ability to (i) incur additional indebtedness, (ii) pay dividends or make certain distributions, (iii) dispose of its assets, grant liens or encumber its assets or (iv) fundamentally alter the nature of its business. These covenants are subject to a number of exceptions and qualifications.

The Loan Agreement also contains customary events of default, including among other things, the Company’s failure to make any principal or interest payments when due, the occurrence of certain bankruptcy or insolvency events or the Company’s breach of the covenants under the Loan Agreement. Upon the occurrence of an event of default, SVB may, among other things, accelerate the Company’s obligations under the Loan Agreement.

Warrants

In connection with the Loan Agreement, the Company issued warrants to SVB and WestRiver to purchase the Company’s common stock (the “Warrants”). The Warrants are exercisable for up to an aggregate of 68,058 shares of the Company’s common stock at a warrant exercise price of $11.02 (subject to certain adjustments), which price was calculated using the 10-day average bid price of the Company’s common stock prior to the date of the Loan Agreement.

The description above is a summary of the terms of the Loan Agreement and the Warrants. This description does not purport to be complete and it is qualified in its entirety by reference to the Loan Agreement and the Warrants themselves. Copies of the Loan Agreement and the Warrants will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELOXX PHARMACEUTICALS, INC.

Dated: February 1, 2019	By:	/s/ Gregory Weaver
Gregory Weaver Chief Financial Officer